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                                                           Exhibit 10.36





                          [Letterhead of Grand Union]
------------------------------------------------------------------------------

                                                   March 3, 1997

Jeffrey P. Freimark
21180 Oakley Court
Boca Raton, FL 33437

           RE: Stock Option Grant

Dear Jeff:

      This is to confirm for you that by action of the Board of Directors you have been granted an Incentive Stock Option (ISO) giving you the right to purchase Twenty Thousand (20,000) shares of Grand Union Common Stock at an exercise price of $3.6875 per share. Your option is subject to the terms and conditions, including exercise provisions and expiration terms, as set forth in the 1995 Equity Incentive Plan, except for such additional terms or modifications noted below.

      Your option will become fully exercisable according to the following schedule:

                  No. of Shares                        Vesting Date
                  -------------                        ------------
                  5,000                                March 3, 1998
                  5,000                                March 3, 1999
                  5,000                                March 3, 2000
                  5,000                                March 3, 2001

      This Incentive Stock Option may be exercised in accordance with the terms of the 1995 Equity Incentive Plan and pursuant to regulations adopted by the Board of Directors, including exercise by delivery of previously owned shares or by a cashless exercise, as set forth in those regulations.

                                                Sincerely,


                                                /s/ John W. Schroeder

                                                John W. Schroeder
                                                Assistant Corporate Secretary

Acknowledged and Accepted


/s/ Jeffrey P. Freimark
---------------------------------
Jeffrey P. Freimark